Exhibit 10.5

PERFORMANCE-BASED
RESTRICTED STOCK UNITS AWARD AGREEMENT

This Award Agreement (the “Agreement”) is entered into as of July 13, 2004 by and between Electro Scientific Industries, Inc., an Oregon corporation (the “Company”), and                                     (the “Recipient”), for the grant of restricted stock units with respect to the Company’s Common Stock (“Common Stock”).

On July 13, 2004, the Compensation Committee of the Company’s Board of Directors made a restricted stock units award to Recipient pursuant to the Company’s 1996 Stock Incentive Plan (the “Plan”).  The award is intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986.  Recipient desires to accept the award subject to the terms and conditions of this Agreement.

IN CONSIDERATION of the mutual covenants and agreements set forth in this Agreement, the parties agree to the following.

1.                                      Grant and Terms of Restricted Stock Units.  The Company grants to Recipient under the Plan                 restricted stock units, subject to the restrictions, terms and conditions set forth in this Agreement.

(a)                                  Rights under Restricted Stock Units.  A restricted stock unit (a “RSU”) represents the unsecured right to require the Company to deliver to Recipient one share of Common Stock for each RSU.  The number of shares of Common Stock deliverable with respect to each RSU is subject to adjustment as determined by the Board of Directors of the Company as to the number and kind of shares of stock deliverable upon any merger, reorganization, consolidation, recapitalization, stock dividend, spin-off or other change in the corporate structure affecting the Common Stock generally.

(b)                                 Vesting.  The RSUs issued under this Agreement shall initially be 100% unvested and subject to forfeiture as set forth below.

(i)                                     Except as set forth in Section 1(d), if Recipient ceases to be employed by the Company for any reason or for no reason prior to the end of the Performance Period (as defined below), the unvested RSUs shall be forfeited to the Company.

(ii)                                  To the extent that any of the RSUs do not vest in accordance with Section 1(b)(iii) upon achievement to any extent of the Performance Goal (as defined below) and except as provided in Section 1(d), the unvested RSUs shall be forfeited to the Company.  The extent to which the Performance Goal is achieved, if at all, shall be determined no later than the date that the Company’s fiscal year 2007 audit is completed.  Nothing contained in this Agreement shall confer upon Recipient any right to be employed by the Company or to continue to provide services to the Company or to interfere in any way with the right of the Company to terminate Recipient’s services at any time for any reason, with or without cause.

(iii)                               The “Performance Goal” shall be based on (A)  the average earnings/(loss) per share of the Company for the three-year period comprised of fiscal 2005, 2006 and 2007 (the “Performance Period”) as compared to the average earnings/(loss) per share of the Company for the three-year period comprised of fiscal 2002, 2003 and 2004 relative to (B) the average earnings/(loss) per share for each member of the peer group companies set forth on Exhibit A for the three-year period comprised of the three most recent fiscal years for which annual earnings information is available prior to the date of the completion of the Company’s fiscal 2007 audit (the “Comparable Period”) as compared to the average earnings/(loss) per share for such company for the three-year period comprised of the three fiscal years preceding the Comparable Period.  All information with respect to members of the peer group will be based upon publicly available information.  The RSUs shall vest as follows:

Company Percentile Rank vs. Peer Group	Portion of RSUs subject to this Agreement Vesting

>90th	200%
75th	150%
50th	100%
25th	50%
<25th	0%

RSUs will vest proportionately between 0% and 200% for Company rankings between the 25th and 90th percentiles.  The Compensation Committee of the Board of Directors may, in its discretion, permit the vesting of any or all of the RSUs subject to this Agreement for a Company ranking below the 25th percentile.  Those RSUs vesting pursuant to this Section 1(b)(iii) shall vest immediately upon the determination of the extent of the achievement of the Performance Goal.

(c)                                  Delivery Date.  Except as set forth in Section 1(d)(iv), the delivery date for a RSU subject to this Agreement shall be the date of completion of the Company’s fiscal 2007 audit.

(d)                                 Proration upon Termination for Certain Reasons Prior to End of Performance Period.

(i)                                     Proration on Death or Total Disability.  If Recipient ceases to be an employee of the Company by reason of Recipient’s death or physical disability prior to the end of the Performance Period, the RSUs Recipient would otherwise be entitled to receive pursuant to Section 1(b)(iii) if Recipient were employed through the end of the Performance Period (the “Base Payout”) shall be reduced to a number determined by multiplying the Base Payout by a percentage calculated by dividing the number of months elapsed from the beginning of the Performance Period to the date of termination of employment (rounded down to the whole month) by 36 (the “Pro Rata Percentage”); provided, however, that the Board of Directors or the Compensation Committee of the Board of Directors, in its discretion, may increase the number of RSUs the Recipient would otherwise be entitled to receive under this Section 1(d)(i).  The term “total disability” means a medically determinable mental or physical impairment that is expected to result in death or has lasted or is expected to last for a continuous period of 12 months or more and that, in the opinion of the Company and two independent physicians, causes the Recipient to be unable to perform his or her duties as an employee, director, officer or consultant of the Company and unable to be engaged in any substantial gainful activity.  Total disability shall be deemed to have occurred on the first day after the two independent physicians have furnished their written opinion of total disability to the Company and the Company has reached an opinion of total disability.

(ii)                                  Proration on Normal Retirement.  If Recipient terminates his employment with the Company following normal retirement under the Company’s retirement policy in place at such time prior to the end of the Performance Period, the Base Payout shall be reduced to a number determined by multiplying the Base Payout by the Pro Rata Percentage; provided, however, that the Board of Directors or the Compensation Committee of the Board of Directors, in its discretion, may increase the number of RSUs the Recipient would otherwise be entitled to receive under this Section 1(d)(ii).

(iii)                               Proration on Termination Other Than for Cause.  If the Company terminates Recipient’s employment with the Company other than for cause prior to the end of the Performance Period, the Base Payout shall be reduced to a number determined by multiplying the Base Payout by the Pro Rata Percentage; provided, however, that the Board of Directors or the Compensation Committee of the Board of Directors, in its discretion, may increase the number of RSUs the Recipient would otherwise be entitled to receive under this Section 1(d)(iii).  The term “cause” shall mean (i) the willful and continued failure by Recipient substantially to perform his reasonably assigned duties with the Company, other than a failure resulting from Recipient’s incapacity due to physical or mental illness or impairment, after a written demand for performance has been delivered to Recipient by the Company which specifically identifies the manner in which the Company believes that Recipient has not substantially performed his duties, (ii) the willful engagement by Recipient in illegal or dishonest conduct which is materially and demonstrably injurious to the Company, or (iii) the willful failure by Recipient to follow directives of the Board of Directors or the Chief Executive Officer or Company policies.

(iv)                              Proration following Change in Control.  If there is a change in control of the Company, the Recipient shall be entitled to receive the greater of (A) 100% of the RSUs subject to this Agreement or (B) the Adjusted Performance Payout (as defined below).  The delivery date shall immediately follow the determination of the number of RSUs to be delivered pursuant to this Section 1(d)(iv).  “Change in control” shall mean a “Change in Control Event” as defined in IRS Notice 2005-1 or any successor regulation.  The “Adjusted Performance Payout” shall mean the number of RSUs determined by multiplying (x) the number of RSUs that Recipient would receive pursuant to Section 1(b)(iii) if (A) the Performance Period for the Company is deemed to have ended at the end of the Company’s fiscal quarter ending most recently before the change in control of the Company (with the earnings per share for the completed three, six or nine month period, whichever is longer, to be considered the result for the full fiscal year) and (B) the Comparable Period is deemed to have ended at the end of the fiscal quarter ending most recently before the change in control of the Company for each member of the peer group (with the earnings per share for the completed three, six or nine month period, whichever is longer, to be considered the result for the full fiscal year), by (y) a percentage calculated by dividing the number of months elapsed from the beginning of the Performance Period to the date of the change in control of the Company (rounded down to the whole month) by 36.

(e)                                  Restrictions on Transfer and Delivery on Death.  Recipient may not sell, transfer, assign, pledge or otherwise encumber or dispose of the RSUs.  Recipient may designate beneficiaries to receive stock if Recipient dies before the delivery date by so indicating on Exhibit B, which is incorporated into and made a part of this agreement.  If Recipient fails to designate beneficiaries on Exhibit B, the shares will be delivered to Recipient’s estate.

(f)                                    Reinvestment of Dividend Equivalents.  On each date on which the Company pays a dividend on shares of Common Stock underlying a RSU, Recipient shall receive additional whole or fractional RSUs in an amount equal to the value of the dividends that would have been paid on the stock deliverable pursuant to the RSUs (if such shares were outstanding), divided by the closing stock price on the dividend payment date.

(g)                                 Delivery on Delivery Date.  As soon as practicable following the delivery date for a RSU, the Company shall deliver a certificate for the number of shares represented by all vested RSUs having a delivery date on the same date, rounded down to the whole share.  No fractional shares of Common Stock shall be issued.  The Company shall pay to Recipient in cash an amount equal to the value of any fractional shares that would otherwise have been issued, valued as of the delivery date.

(h)                                 Recipient’s Rights as Shareholder.  Recipient shall have no rights as a shareholder with respect to the RSUs or the shares underlying them until the Company delivers the shares to Recipient on the delivery date.

(i)                                     Tax Withholding.  Recipient acknowledges that, at the delivery date, the value of such vested RSUs will be treated as ordinary compensation income for federal and state income and FICA tax purposes, and that the Company will be required to withhold taxes on this income amount.  Promptly following the delivery date, the Company will notify Recipient of the required withholding amount.  Concurrently with or prior to the delivery of the certificate referred to in Section 1(g), Recipient shall pay to the Company the required withholding amount in cash or, at the election of the Recipient, by surrendering to the Company for cancellation shares of the Company’s Common Stock to be issued with respect to the RSUs or other shares of the Company’s Common Stock valued at the closing market price for the Company’s Common Stock on the last trading day preceding the date of Recipient’s election to surrender such shares.  If the Recipient pays the withholding amount in shares of Common Stock, the Company shall pay to the Recipient in cash the amount of any resulting over payment.

2.                                      Miscellaneous.

(a)                                  Entire Agreement; Amendment.  This Agreement constitutes the entire agreement of the parties with regard to the subjects hereof and may be amended only by written agreement between the Company and the Recipient.

(b)                                 Notices.  Any notice required or permitted under this Agreement shall be in writing and shall be deemed sufficient when delivered personally to the party to whom it is addressed or when deposited into the United States mail as registered or certified mail, return receipt requested, postage prepaid, addressed to Electro Scientific Industries, Inc., Attention: Corporate Secretary, at its principal executive offices or to the Recipient at the address of Recipient in the Company’s records, or at such other address as such party may designate by ten (10) days’ advance written notice to the other party.

(c)                                  Rights and Benefits.  The rights and benefits of this Agreement shall inure to the benefit of and be enforceable by the Company’s successors and assigns and, subject to the restrictions on transfer of this Agreement, be binding upon the Recipient’s heirs, executors, administrators, successors and assigns.

(d)                                 Further Action.  The parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

(e)                                  Applicable Law; Attorneys’ Fees.  The terms and conditions of this Agreement shall be governed by the laws of the State of Oregon.  In the event either party institutes litigation hereunder, the prevailing party shall be entitled to reasonable attorneys’ fees to be set by the trial court and, upon any appeal, the appellate court.

(f)                                    Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original.

ELECTRO SCIENTIFIC INDUSTRIES, INC.

By:
Authorized Officer

, Recipient

EXHIBIT A

PEER GROUP COMPANIES

Applied Materials

Asyst Technologies

Axcelis Technologies

Brooks Automation

Coherent

Cohu

Credence Systems

Cymer

FEI

FSI International

GSI Lumonics

Helix Technology

KLA-Tencor

Kulicke & Soffa Industries

Lam Research

LTX

Mattson Technology

Newport

Novellus Systems

Photronics

Teradyne

Ultratech

Varian Semiconductor

Veeco Instruments

Zygo

EXHIBIT B

DESIGNATION OF BENEFICIARY

Name	Social Security Number	-	-

I designate the following person(s) to receive any restricted stock units outstanding upon my death under the Performance-Based Restricted Stock Units Award Agreement with Electro Scientific Industries, Inc.:

A.               Primary Beneficiary(ies)

Name	Social Security Number		-		-
Birth Date	Relationship
Address	City	State		Zip

Name	Social Security Number		-		-
Birth Date	Relationship
Address	City	State		Zip

Name	Social Security Number		-		-
Birth Date	Relationship
Address	City	State		Zip

If more than one primary beneficiary is named, the units will be divided equally among those primary beneficiaries who survive the undersigned.

B.               Secondary Beneficiary(ies)

In the event no Primary Beneficiary is living at the time of my death, I designate the following the person(s) as my beneficiary(ies):

Name	Social Security Number		-		-
Birth Date	Relationship
Address	City	State		Zip

Name	Social Security Number		-		-
Birth Date	Relationship
Address	City	State		Zip

Name	Social Security Number		-		-
Birth Date	Relationship
Address	City	State		Zip

If more than one Secondary Beneficiary is named, the units will be divided equally among those Secondary beneficiaries who survive the undersigned.

This designation revokes and replaces all prior designations of beneficiaries under the Performance-Based Restricted Stock Units Award Agreement.

	Date signed:	, 20
Signature